Exhibit 99.1

Enterprise Products Partners L.P. P.O. Box 4324 Houston, TX 77210 (713) 381-6500
Enterprise Prices $1.1 Billion of Senior Notes
     Houston, Texas (Thursday, September 24, 2009) – Enterprise Products Partners L.P. (NYSE: “EPD”) today announced that its operating subsidiary, Enterprise Products Operating LLC (“EPO”), has priced a public offering of $500 million of senior unsecured notes due 2020 and $600 million of senior unsecured notes due 2039. The proceeds from the offering are expected to be used to repay, at maturity, $500 million in aggregate principal amount of EPO’s senior notes due October 2009, to temporarily reduce borrowings outstanding under EPO’s multi-year revolving credit facility, and for general partnership purposes. The partnership expects to use some of the increased availability under its multi-year revolving credit facility to repay and terminate indebtedness under TEPPCO’s credit facility upon the completion of the merger with TEPPCO, and to finance capital expenditures and other growth projects.
     The notes due 2020 will be issued at 99.355 percent of their principal amount and will have a fixed-rate interest coupon of 5.25 percent and a maturity date of January 31, 2020. The notes due 2039 will be issued at 99.386 percent of their principal amount and will have a fixed-rate interest coupon of 6.125 percent and a maturity date of October 15, 2039. The expected settlement date for the offering is October 5, 2009. Enterprise Products Partners L.P. will guarantee the notes through an unconditional guarantee on an unsecured and unsubordinated basis.
     J.P. Morgan, BofA Merrill Lynch, BNP PARIBAS, Morgan Stanley and Mizuho Securities USA Inc. acted as joint book-running managers for the offering. An investor may obtain a free copy of the prospectus as supplemented by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the issuer, any underwriter or dealer participating in this offering will arrange to send a prospectus as supplemented to an investor if requested by contacting J.P. Morgan at (212) 834-4533, BofA Merrill Lynch at (800) 294-1322, BNP PARIBAS at (800) 854-5674, Morgan Stanley at (866) 718-1649 or Mizuho Securities USA Inc. at (866) 271-7403.

     This press release shall not constitute an offer to sell or the solicitation of an offer to buy the senior notes described in this press release, nor shall there be any sale of these notes in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. The offering is being made only by means of a prospectus and related prospectus supplement, which are part of an effective registration statement.
     Enterprise Products Partners L.P. is one of the largest publicly traded partnerships and is a leading North American provider of midstream energy services to producers and consumers of natural gas, NGLs, crude oil and petrochemicals. Enterprise transports natural gas, NGLs, crude oil and petrochemical products through approximately 36,000 miles of onshore and offshore pipelines. ervices include natural gas transportation, gathering, processing, and storage; NGL fractionation (or separation), transportation, storage and import and export terminaling; crude oil transportation and offshore production platform; and petrochemical transportation and storage services. For more information, visit Enterprise on the web at www.epplp.com. Enterprise Products Partners L.P. is managed by its general partner, Enterprise Products GP, LLC, which is wholly owned by Enterprise GP Holdings L.P. (NYSE: EPE). For more information on Enterprise GP Holdings L.P., visit its website at www.enterprisegp.com.
Contacts: Randy Burkhalter, Investor Relations (713) 381-6812 or (866) 230-0745
Rick Rainey, Media Relations (713) 381-3635
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